Exhibit 99.2

Investor Update - October 12, 2017

Note to Investors
This abbreviated Investor Update is being provided to communicate certain actual third quarter 2017 operating statistics.  It also includes forecasted passenger unit revenue (PRASM), total unit revenue (RASM), unit cost excluding fuel (CASMex), estimated economic fuel cost per gallon for the quarter, expected non-operating income, and third quarter share repurchase information.

Unit revenue, unit cost and other financial forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our third quarter earnings release scheduled for October 25, 2017.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures
This update includes forecasted operational and financial information for our operations. Our disclosure of operating cost per available seat mile excluding fuel and other items provides us (and may provide investors) with the ability to measure and monitor our performance. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

Operating Statistics

For the purpose of comparison, the consolidating operating statistics in the historical period of the table below are on a "Combined Comparative" basis, and include operations for Alaska Air Group and Virgin America, Inc. (Virgin America) for the periods prior to the acquisition date of December 14, 2016. Virgin America's historical operating statistics included in the Combined Comparative presentation below have been conformed to Alaska Air Group's presentation where appropriate.

	Q3 2017	Q3 2016 Combined Comparative (a)	% Change	Q3 2016 As Reported
Revenue passengers (in thousands)	11,645	11,229	3.7%	9,054
Traffic (RPMs in millions)	13,811	12,922	6.9%	9,601
Capacity (ASMs in millions)	16,164	15,079	7.2%	11,212
Load factor	85.4%	85.7%	(0.3) pts	85.6%

(a)	Refer to our Investor Update issued on April 12, 2017 on Form 8-K for further details of the calculation of the Q3 2016 combined comparative data.

Forecast Information

The following table provides a Combined Comparative perspective, calculated as the sum of 2016 historical results for Alaska Air Group and Virgin America for the prior year quarter, which was before the acquisition date of December 14, 2016.

	Q3 2017 Forecast	Q3 2016 Combined Comparative (b)	% Change	Q3 2016 As Reported	Prior Guidance September 14, 2017
Passenger revenue per ASM (cents)	11.27¢ - 11.29¢	11.43¢	~ (1.5)%	11.79¢	N/A	N/A
Revenue per ASM (cents)	13.10¢ - 13.12¢	13.34¢	~ (1.5)%	13.97¢	N/A	N/A
Cost per ASM excluding fuel and special items (cents)	7.98¢ - 8.00¢	7.90¢	~ 1.0%	8.20¢	8.00¢ - 8.05¢	~ 1.5%
Fuel gallons (000,000)	207	192	~ 8.0%	140	207	~ 7.5%
Economic fuel cost per gallon(a)	$1.80	$1.57	~ 14.5%	$1.58	$1.78	~ 13.5%

(a)
Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions: crude oil cost - $1.15 ($48 per barrel); refining margin - 51 cents; cost of settled hedges - 2 cents; with the remaining difference due to taxes and other into-plane costs.

(b)	Refer to our Investor Update issued on April 12, 2017 on Form 8-K for further details of the calculation of the Q3 2016 combined comparative data.

We forecast September RASM to decline ~5.7% compared to the combined results from September 2016 on a 10.1% increase in capacity. Our Q3 2017 RASM was negatively impacted by flight cancellations in regional markets operated by Horizon, which we estimate had a 1.5 point impact on the quarter. Our Q3 2017 RASM forecast also reflects the impact of our entry into 19 new markets during the quarter, 17 of which we entered in the second half of the quarter. For markets that have been in operation longer than 12 months (including our Horizon markets), we estimate Q3 2017 RASM will be down ~0.5% year-over-year on a 1.7% increase in capacity.

Nonoperating Expense

We expect that our consolidated nonoperating expense will be approximately $12 million in the third quarter of 2017 .

Stock Repurchase and Share Count

In 2017, we have repurchased a total of 612,095 shares of common stock for approximately $50 million. We expect our weighted-average basic and diluted share counts will be 123.5 million and 124.1 million, respectively, for the third quarter of 2017.